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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 17, 2000

                       VALUE CITY DEPARTMENT STORES, INC.
             (Exact name of registrant as specified in its charter)

                                      OHIO
                 (State or other jurisdiction of incorporation)

       1-10767                                           NO. 31-1322832
(Commission File Number)                       (IRS Employer Identification No.)

3241 WESTERVILLE ROAD, COLUMBUS, OHIO                         43224
(Address of principal executive offices)                   (Zip Code)



                                 (614) 471-4722
              (Registrant's telephone number, including area code)

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ITEM 5.   OTHER EVENTS

         On March 17, 2000, Value City Department Stores, Inc. (the "Company"), through its wholly-owned subsidiary, Base Acquisition, Inc. ("Base Acquisition") completed the acquisition of substantially all of the assets and assumed certain liabilities of Filene's Basement Corp., a Massachusetts corporation, and Filene's Basement, Inc., a wholly owned subsidiary of Filene's Basement Corp. (collectively, "Filene's") pursuant to the closing of the asset purchase agreement, dated February 2, 2000, and previously announced on February 3, 2000.

         The press release announcing the closing is included as an exhibit to this Form 8-K and is incorporated herein by this reference.

         The purchase price included cash of $3.5 million paid at closing, $6 million to be paid in three equal annual installments, 403,208 shares of the Company's common stock with an agreed value of $5.5 million and the assumption of specified liabilities. The assumed liabilities included the payment of amounts outstanding under Filene's debtor-in-possession financing facility of approximately $30.6 million and certain trade payable and other obligations which will be paid in the ordinary course. The acquisition will be accounted for as a purchase. Allocation of the purchase price will be determined based on fair market valuation of the net assets acquired.

         The acquisition was funded by cash from operations and a portion of the proceeds from the Company's $300.0 million Amended and Restated Credit Agreement, dated as of March 15, 2000 (the "New Bank Facility"). It was co-underwritten by National City Bank and Bank One Capital Markets, Inc. It has a three year term ending March 15, 2003, and replaced a $167.5 million facility that would have matured in May 2001. The New Bank Facility is secured only by a pledge of the stock of Base Acquisition and the Filene's assets acquired. It provides for various borrowing rates, currently equal to 200 basis points over LIBOR.

         On March 17, 2000, the Company also closed a $75.0 million Senior Subordinated Convertible Loan Agreement, dated as of March 15, 2000 (the "Senior Facility") with Prudential Securities Credit Corp., LLC ("Prudential"), as lender. The Senior Facility also bears interest at various rates, currently equal to 250 basis points over LIBOR. The interest rate increases 50 basis points every 90 days after the first anniversary date of the closing. The Senior Facility is due in September 2003. However, if the Company has not repaid the Senior Credit Facility prior to March 17, 2001, from the proceeds of an equity offering or other subordinated debt acceptable to the lenders under the New Bank Facility, then after that date Prudential has the right to convert the debt into stock of the Company at a price equal to 95% of the 20-day average of high and low sales prices reported on the New York Stock Exchange at the time of conversion. After that date, Prudential also has the right to require Schottenstein Stores Corporation ("SSC"), the owner of a majority of the Company's outstanding stock, to purchase the Senior Facility at par plus accrued interest, pursuant to the terms of a Put Agreement, dated as of March 15, 2000, between Prudential and SSC. The Company paid SSC a one time fee of 200 basis points, or $1.5 million, at closing in consideration for entering into the Put Agreement.

         Both the New Bank Facility and the Senior Facility contain customary, affirmative and negative covenants, including certain financial covenants.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements.

                  Not applicable

         (b)      Pro Forma Financial Information.

                  Not applicable

         (c)      Exhibits.

                  99 Press Release, dated March 21, 2000, entitled "Value City Announces Completion of Filene's Basement Asset Acquisition and of an Amended and Restated Credit Facility."

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            VALUE CITY DEPARTMENT STORES, INC.
                                                      (Registrant)

                                            By: /s/ Robert M. Wysinski
                                               ---------------------------------
                                               Robert M. Wysinski, Senior Vice
                                               President, Chief Financial
                                               Officer, Treasurer And Secretary*


Date:  April 6, 2000

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* Mr. Wysinski is the principal financial officer and has been duly authorized to sign on behalf of the registrant.

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